Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion by reference in the Post-Effective Amendment No. 1 to Form S-1 on Form S-3, of our report dated March 31, 2015, relating to the consolidated financial statements of CytoSorbents Corporation as of December 31, 2014 and 2013 and the related consolidated statements of operations and comprehensive loss, changes in redeemable convertible preferred stock and stockholders’ equity (deficiency) and cash flows for the years then ended which appear in CytoSorbents’ Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the Securities and Exchange Commission on March 31, 2015. Our report contains an explanatory paragraph regarding CytoSorbents Corporation’s ability to continue as a going concern.

We also hereby consent to the reference to us under the “Experts” in such Registration Statement.

/s/ WithumSmith+Brown, PC

WithumSmith+Brown, PC

New Brunswick, New Jersey

October 8, 2015